Exhibit 23.2


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The Board of Directors
First Federal Savings and Loan Association of Florida:

We consent to the use, in this Registration Statement on Form S-1 and on Forms MHC-1 and MHC-2, of our report dated October 23, 1998, relating to the financial statements of First Federal Savings and Loan Association of Florida, and to the references to our firm under the heading "Experts," and elsewhere in the Prospectus of FloridaFirst Bancorp.


/s/KPMG Peat Marwick LLP



Tampa, Florida
December 18, 1998